UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2015

SPHERIX INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6430 Rockledge Drive, Suite 503 Bethesda, MD	20817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 2, 2015, Spherix Incorporated (the “Company”) priced an offering of its securities pursuant to the Company’s registration statement on Form S-1 (File No. 333-207078), as amended, and pursuant to a registration statement on Form S-1MEF (File No.333-208292) (collectively, the “Registration Statements”). Upon pricing the offering under the Registration Statements (the “Offering”), the Company entered into definitive agreements (the “Purchase Agreement”) with investors to sell an aggregate of 13.8 million Class A Units (consisting of one share of our common stock, par value $.0001 per share ("Common Stock"), a Series A Warrant (exercisable for cash a period of six months) to purchase one share of our common stock at an exercise price equal to the public offering price of the Class A Units, ("Series A Warrant"), and a Series B Warrant (exercisable for cash for a period of sixty months) to purchase 0.80 of a share of our common stock at an exercise price equal 125% of the public offering price of the Class A Units, ("Series B Warrant", and together with the Series A Warrant, the “Warrant”)). Included in the sale were 1,240 Class B Units issuable to those investors whose purchase of Class A Units in this offering would otherwise result in such investor beneficially owning more than 4.99% of our outstanding Common Stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing more Class A Units, to purchase Class B Units. Each Class B Unit consists of one share of our Class K Convertible Preferred Stock ("Series K Preferred Stock"), convertible into a maximum of 6,200,000 shares of our Common Stock at the public offering price of the Class A Units. The material terms of the Offering will be described in a prospectus, which will be filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act of 1933.

H.C. Wainwright & Co., LLC is acting as the Company’s placement agent (the “Placement Agent”) on a best efforts basis with respect to the Offering pursuant to an Engagement Letter, dated September 16, 2015, between the Company and the Placement Agent, as amended on December 1, 2015. The Engagement Letter, as amended, is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Gross proceeds to the Company from the Offering are $4,000,000. The net proceeds to the Company from the Offering, after deducting Placement Agent fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $3.5 million. The Offering is expected to close on or before December 7, 2015, subject to customary closing conditions.

The foregoing summaries of the terms of the Purchase Agreement, the Warrants and the Certificate of Designations relating to the Series K Preferred Stock are not complete and are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.1, 4.1 and 4.2 respectively, and incorporated herein by reference. The Company’s press release announcing the pricing of the Offering is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Securities Purchase Agreement contains representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Attached as Exhibit 5.1 is the opinion of Nixon Peabody LLP relating to the legality of the issuance and sale of the Offered securities and the issuance of the Warrant Shares upon exercise of the Warrants.

Item 9.01(d). Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of A-B Warrant

4.2	Certificate of Designations relating to the Series K Preferred Stock

5.1	Opinion of Nixon Peabody LLP

10.1	Form of Securities Purchase Agreement, dated December 2, 2015, by and between Spherix Incorporated and each of the Purchasers (as defined therein)

10.2	Engagement Letter with H.C. Wainwright & Co., LLC, as amended

23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1)

99.1	Press Release issued by Spherix Incorporated on December 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 3, 2015

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer